Amendment to Administration, Bookkeeping, and Pricing Services Agreement

This Amendment, entered into as of July 16, 2015 (the “Execution Date”) and effective as of July 29, 2015 (the “Effective Date”), to the Administration, Bookkeeping, and Pricing Services Agreement (this “Amendment”), by and between Brown Capital Management Mutual Funds (formerly known as Nottingham Investment Trust II), a Delaware statutory Trust (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS entered into an Administration, Bookkeeping, and Pricing Services Agreement, dated as of August 4, 2011 (the “Agreement”), as in effect prior to giving effect to this Amendment; and

WHEREAS, the Trust and ALPS wish to amend the provisions of the Agreement to reflect (i) a revised APPENDIX A – LIST OF PORTFOLIOS, and (ii) a revised APPENDIX C - COMPENSATION.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.     Upon the Effective Date, the parties hereto agree to delete the current APPENDIX A – LIST OF PORTFOLIOS of the Agreement in its entirety and replace it with a new APPENDIX A – LIST OF PORTFOLIOS attached hereto and incorporated by reference herein.

2.    Upon the Effective Date, the parties hereto agree to delete the current APPENDIX C – COMPENSATION of the Agreement in its entirety and replace it with a new APPENDIX C – COMPENSATION attached hereto and incorporated by reference herein.

3.    Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Execution Date.

BROWN CAPITAL MANAGEMENT MUTUAL FUNDS	ALPS FUND SERVICES, INC.

By: /s/ Robert L. Young III Name: Robert L. Young III Title: Vice President	By: /s/ Jeremy O. May Name: Jeremy O. May Title: President

APPENDIX A

LIST OF PORTFOLIOS

(Effective July 29, 2015)

     The Brown Capital Management Small Company Fund Investor Shares (BCSIX)
 The Brown Capital Management Small Company Fund Institutional Shares (BCSSX)

     The Brown Capital Management International Equity Fund Investor Shares (BCIIX)
 The Brown Capital Management International Equity Fund Institutional Shares (BCISX)

     The Brown Capital management Mid-Cap Fund Investor Shares (BCMSX)
 The Brown Capital management Mid-Cap Fund Institutional Shares (BCMIX)

     The Brown Capital Management International Small Company Fund Investor Shares (BCSVX)
 The Brown Capital Management International Small Company Fund Institutional Shares (BCSFX)

APPENDIX C

COMPENSATION

Fund Administration, Fund Accounting and Tax Administration Services:

a)       For All Funds:

$290,616 annual minimum fee
$3,170 per additional share class per fund

b)      For The Brown Capital Management International Small Company Fund only:

An additional minimum $90,000 annual minimum fee

Out-of-Pocket Expenses: In addition, the Fund agrees to pay ALPS its out-of-pocket expenses including, but not limited to: third party security pricing and data fees, Bloomberg fees, Gainskeeper fees, PFIC Analyzer, Blue Sky permit processing fees and state registration fees, SAS70 control review reports, travel expenses to Board meetings and on-site supervisory reviews, board book/materials printing and mailing, customized programming/enhancements and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under this Agreement.

LATE CHARGES:  All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.